Contact:	Mark Thomson, CFO
(757) 766-4224

FOR IMMEDIATE RELEASE

Measurement Specialties Announces Management Changes

Hampton, VA, October 26, 2007 - Measurement Specialties, Inc. (NASDAQ: MEAS), a designer and manufacturer of sensors and sensor-based systems, announced today that Terence Monaghan, Group Vice President for the Company's Temperature/Optical products, has provided notice of his intent to leave the Company to pursue other interests. Mr. Monaghan plans to remain with the Company through the end of the calendar year.

As a result of his departure, the Company plans to merge the Humidity and Temperature Groups under the leadership of Jean-Francois Allier. Frank Guidone, Company CEO commented "While I am disappointed to lose Terence, Jean-Francois has done a terrific job developing the humidity business, as well as managing the integration of our businesses in Europe and is clearly capable to handle the increased responsibility. Given the strong synergies between the humidity and temperature product lines, this is a logical merger that will put the new group on par with the other two groups in terms of sales and resources. We wish Terence the best in his future endeavors, and welcome Jean-Francois in his expanded role."

About Measurement Specialties. Measurement Specialties, Inc. (MEAS) designs and manufactures sensors and sensor-based systems to measure precise ranges of physical characteristics such as pressure, temperature, position, force, vibration, humidity and photo optics. MEAS uses multiple advanced technologies - including piezoresistive, electro-optic, electro-magnetic, capacitive, application specific integrated circuits (ASICs), micro-electromechanical systems (MEMS), piezoelectric polymers and strain gauges - to engineer sensors that operate precisely and cost effectively.

Company Contact: Mark Thomson, CFO, (757) 766-4224